Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports third quarter 2020 earnings of $501 million, up 30 percent over the prior year, and earnings per share of $0.52, up 33 percent
Delivers strong revenue and pre-tax pre-provision income(1) growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 20, 2020 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter ended September 30, 2020. The company reported net income available to common shareholders of $501 million, an increase of 30 percent compared to the third quarter of 2019. Earnings per diluted share were $0.52, a 33 percent increase. Total revenue grew 10 percent while pre-tax pre-provision income(1) increased 20 percent over the prior year. Adjusted revenue(1) grew 7 percent while adjusted pre-tax pre-provision income(1) increased 12 percent. The company also generated year-to-date positive operating leverage of 2.4 percent on a reported basis and 2.0 percent on an adjusted basis(1) versus the comparable prior year period.

"This quarter our team delivered strong results during a period of continued uncertainty by staying focused on meeting customer needs, controlling expenses and proactively managing both credit risk and interest rate risk," said John Turner, president and CEO. "We generated our highest adjusted pre-tax pre-provision income(1) in over a decade while improving our adjusted efficiency ratio(1) to its lowest level since 2008."

"The COVID-19 pandemic has accelerated changes in customer behavior and we continue to invest in talented bankers to provide valuable advice and guidance while modernizing our branch network and accelerating digital transformation," continued Turner. "Our efforts to adapt our mobile and online banking platforms to meet customer needs were recently recognized by J.D. Power and our customers who ranked us first among regional banks for online banking satisfaction and second for highest mobile app satisfaction. By executing our strategic plan we will continue to be a source of economic strength for our customers and communities and will deliver sustainable, long-term performance for our shareholders."

SUMMARY OF THIRD QUARTER 2020 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	9/30/2020	6/30/2020	9/30/2019
Net income (loss)	$530	$(214)	$409
Preferred dividends	29	23	24
Net income (loss) available to common shareholders	$501	$(237)	$385

Weighted-average diluted shares outstanding	962	960	991
Actual shares outstanding—end of period	960	960	964

Diluted earnings (loss) per common share	$0.52	$(0.25)	$0.39

Selected items impacting earnings:
Pre-tax adjusted items(1):
Branch consolidation, property and equipment charges	$(3)	$(10)	$(5)
Loss on early extinguishment of debt	(2)	(6)	—
Salaries and benefits related to severance charges	(2)	(2)	(1)
Professional and related fees associated with the purchase of Ascentium Capital	—	(8)	—
Valuation gain on equity investment	44	—	—
Securities gains (losses), net	3	1	—
Leveraged lease termination gains	—	—	1
Total pre-tax adjusted items(1)	$40	$(25)	$(5)

Diluted EPS impact*	$0.03	$(0.02)	$—

Pre-tax additional selected items**:
CECL provision in excess of net charge-offs***	$—	$(700)	$—
Capital markets income - CVA/DVA	5	34	(6)
MSR net hedge performance	—	2	15
PPP loans interest income****	35	20	—
COVID-19 related expenses	(3)	(19)	—
Total pre-tax additional selected items**	$37	$(663)	$9

*	Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

**	Items represent an outsized impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

***	CECL was adopted January 1, 2020. Periods prior to January 1, 2020 reflect results under the incurred loss model.
**** 2nd quarter PPP loans interest income has been revised to remove estimated funding costs.

During the third quarter of 2020, total revenue increased approximately 6 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the second quarter of 2020, reflecting growth in both net interest income and non-interest income. Despite lower market interest rates, net interest income benefited from the company's significant hedging program, stronger than anticipated deposit growth, a modest increase in the securities portfolio, and one extra day in the quarter. Non-interest income benefited from continued strong mortgage production and capital markets activity, as well as improvement in service charges and card and ATM fees. Non-interest expense decreased 3 percent during the quarter on a reported basis and 1 percent on an adjusted basis(1), driven by decreases in professional fees, FDIC insurance assessments, and expenses related to the COVID-19 pandemic. Despite a challenging economic backdrop, pre-tax pre-provision income(1) increased 20 percent, and adjusted pre-tax pre-provision income(1) increased 9 percent, in each case, versus the prior quarter. The company's third quarter efficiency ratio improved to 54.1 percent on a reported basis and 55.3 percent on an adjusted basis(1); its lowest level in over twelve years.

During the third quarter, the credit loss provision totaled $113 million reflecting continued economic risk in certain portfolios, the impact of net charge-offs and reductions in loan balances. Compared to the second quarter of 2020, annualized net charge-offs decreased 30 basis points to 0.50 percent of average loans, while total non-performing loans increased 19 basis points to 0.87 percent of total loans outstanding. Business services criticized loans decreased 59 basis points to 6.4 percent of total business services loans outstanding. The allowance for credit losses increased to 2.74 percent of total loans representing 316 percent of non-performing loans, excluding loans held for sale. Excluding the Small Business Administration's (SBA) Paycheck Protection Program (PPP) loans, which are fully government guaranteed, the allowance for credit losses increased to 2.90 percent(1).

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other items, a $44 million valuation gain associated with an equity investment in a company which executed an initial public offering during the third quarter.

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2020	6/30/2020	9/30/2019	3Q20 vs. 2Q20		3Q20 vs. 3Q19
Net interest income	$988	$972	$937	$16	1.6%	$51	5.4%
Taxable equivalent adjustment	12	13	13	(1)	(7.7)%	(1)	(7.7)%
Net interest income, taxable equivalent basis	$1,000	$985	$950	$15	1.5%	$50	5.3%
Net interest margin (FTE)	3.13%	3.19%	3.44%

Non-interest income:
Service charges on deposit accounts	$152	$131	$186	$21	16.0%	$(34)	(18.3)%
Card and ATM fees	115	101	114	14	13.9%	1	0.9%
Wealth management income	85	79	83	6	7.6%	2	2.4%
Capital markets income	61	95	36	(34)	(35.8)%	25	69.4%
Mortgage income	108	82	56	26	31.7%	52	92.9%
Commercial credit fee income	20	17	19	3	17.6%	1	5.3%
Bank-owned life insurance	17	18	18	(1)	(5.6)%	(1)	(5.6)%
Securities gains (losses), net	3	1	—	2	200.0%	3	NM
Market value adjustments on employee benefit assets*	14	16	7	(2)	(12.5)%	7	100.0%
Valuation gain on equity investment	44	—	—	44	NM	44	NM
Other	36	33	39	3	9.1%	(3)	(7.7)%
Non-interest income	$655	$573	$558	$82	14.3%	$97	17.4%
Total revenue	$1,643	$1,545	$1,495	$98	6.3%	$148	9.9%

Adjusted total revenue (non-GAAP)(1)	$1,596	$1,544	$1,494	$52	3.4%	$102	6.8%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of third quarter 2020 to second quarter 2020
Total revenue of approximately $1.6 billion increased 6 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the prior quarter. Net interest income increased 2 percent, while net interest margin decreased 6 basis points to 3.13 percent. Net interest income was supported primarily by increased hedging benefits, stronger than anticipated deposit growth, cash deployment into securities, liability management activities, and one extra day in the quarter. Hedging benefits include a $3 billion increase in active notional from previously transacted forward starting hedges. Moreover, while market interest rates have fallen to near-zero levels, benefits from hedging and deposit cost reductions more than offset negative rate pressure on asset yields and premium amortization within the quarter. Yet, while the second quarter benefited from elevated loan balances, the current quarter was pressured by loan balance normalization, excluding the SBA's PPP loans. Strong deposit growth trends continued in the third quarter, pushing cash balances higher which negatively impacted net interest margin.

Non-interest income increased approximately 14 percent on a reported basis and 6 percent on an adjusted basis(1) as increases in mortgage, service charges, card and ATM fees and wealth management income more than offset declines in capital markets. Mortgage income increased 32 percent driven by continued strong production and modestly higher gain on sale. Service charges and card and ATM fees increased 16 and 14 percent, respectively as consumer spending continued to normalize during the quarter. Wealth management income increased 8 percent reflecting improved sales volumes as states and local economies began reopening. Capital markets income decreased 36 percent from a record level during the prior quarter. Within capital markets, debt and equity underwriting experienced another record quarter, but this benefit was more than offset by declines in commercial swap income and reduced permanent financing placements for real estate clients. Capital markets income was also impacted by $5 million of positive market-related credit valuation adjustments, compared to $34 million of positive valuation adjustments during the prior quarter. Market value adjustments on employee benefit assets remained positive during the quarter; however, this benefit was offset through a corresponding increase in salaries and benefits. The company also recognized a $44 million valuation gain associated with an equity investment in a company which executed an initial public offering during the third quarter. These shares are subject to a 180-day lockup period which is reflected in the investment valuation.

Comparison of third quarter 2020 to third quarter 2019
Total revenue increased 10 percent on a reported basis and 7 percent on an adjusted basis(1) compared to the third quarter of 2019. Net interest income increased 5 percent, while net interest margin decreased 31 basis points. Net interest income was supported by higher loan balances attributable to the company's Ascentium Capital equipment finance acquisition, PPP loans, and strong mortgage production as well as strong deposit growth. While these items support net interest income, elevated liquidity in the form of lower-returning assets such as excess cash held at the Federal Reserve and PPP loans reduced net interest margin. Additionally, while net interest income and net interest margin are well-protected from declines in short-term interest rates through hedging and deposit cost management, long-term interest rate reductions did introduce pressure when compared to the third quarter of 2019, through higher mortgaged-back securities premium amortization and repricing of the portfolio of fixed-rate loans and securities at lower market interest rate levels.

Non-interest income increased 17 percent on a reported basis and 9 percent on an adjusted basis(1). Mortgage income increased significantly, driven by strong production volumes and sales income reflecting a 103 percent increase in total mortgage production as lower market interest rates drove increased activity. Capital markets income also increased significantly reflecting growth across most categories and an improvement in market-related credit valuation adjustments tied to customer derivatives. Service charges declined 18 percent driven primarily by reduced overdraft fees resulting from increased customer liquidity associated with the COVID-19 pandemic. Card and ATM fees were stable with the prior period as consumers continue to resume normal spending activities.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2020	6/30/2020	9/30/2019	3Q20 vs. 2Q20		3Q20 vs. 3Q19
Salaries and employee benefits	$525	$527	$481	$(2)	(0.4)%	$44	9.1%
Net occupancy expense	80	76	80	4	5.3%	—	—%
Furniture and equipment expense	89	86	83	3	3.5%	6	7.2%
Outside services	44	44	48	—	—%	(4)	(8.3)%
Professional, legal and regulatory expenses	22	28	21	(6)	(21.4)%	1	4.8%
Marketing	22	22	23	—	—%	(1)	(4.3)%
FDIC insurance assessments	10	15	12	(5)	(33.3)%	(2)	(16.7)%
Credit/checkcard expenses	12	12	19	—	—%	(7)	(36.8)%
Branch consolidation, property and equipment charges	3	10	5	(7)	(70.0)%	(2)	(40.0)%
Visa class B shares expense	5	9	5	(4)	(44.4)%	—	—%
Provision (credit) for unfunded credit losses	—	—	(2)	—	—%	2	100.0%
Loss on early extinguishment of debt	2	6	—	(4)	(66.7)%	2	NM
Other	82	89	96	(7)	(7.9)%	(14)	(14.6)%
Total non-interest expense	$896	$924	$871	$(28)	(3.0)%	$25	2.9%
Total adjusted non-interest expense(1)	$889	$898	$865	$(9)	(1.0)%	$24	2.8%

NM - Not Meaningful

Comparison of third quarter 2020 to second quarter 2020
Non-interest expense decreased 3 percent on a reported basis and 1 percent on an adjusted basis(1) compared to the prior quarter. Salaries and benefits decreased modestly due to higher COVID-19 related special pay in the second quarter as well as the timing of production-based incentives tied to elevated mortgage and capital markets income. Professional fees decreased 21 percent driven primarily by costs associated with the company's equipment finance acquisition that did not repeat. FDIC insurance assessments decreased 33 percent attributable primarily to higher levels of cash at the Federal Reserve. In addition, the company incurred a $2 million loss associated with $401 million of early extinguishment of FHLB advances and a $1 billion bank debt tender. These liability management actions were executed in response to excess liquidity levels resulting from this quarter's significant deposit growth.

The company's third quarter efficiency ratio was 54.1 percent on a reported basis and 55.3 percent on an adjusted basis(1). The effective tax rate was 16.5 percent.

Comparison of third quarter 2020 to third quarter 2019
Non-interest expense increased 3 percent on a reported and adjusted basis(1) compared to the third quarter of 2019. Salaries and benefits increased 9 percent driven primarily by higher production-based incentives and the addition of associates through the company's equipment finance acquisition. Furniture and equipment expense increased 7 percent driven primarily by increased investment in technology. Outside services decreased 8 percent driven primarily by reductions in servicing costs related to third-party consumer unsecured loan balances. In addition, other non-interest expense decreased driven primarily by reductions in travel expenses and operational losses.

Loans and Leases

	Average Balances

($ amounts in millions)	3Q20	2Q20	3Q19	3Q20 vs. 2Q20		3Q20 vs. 3Q19
Commercial and industrial*	$46,405	$49,296	$40,200	$(2,891)	(5.9)%	$6,205	15.4%
Commercial real estate—owner-occupied	5,816	5,804	5,871	12	0.2%	(55)	(0.9)%
Investor real estate	7,298	7,019	6,388	279	4.0%	910	14.2%
Business Lending	59,519	62,119	52,459	(2,600)	(4.2)%	7,060	13.5%
Residential first mortgage	15,786	14,884	14,298	902	6.1%	1,488	10.4%
Home equity	7,727	8,042	8,683	(315)	(3.9)%	(956)	(11.0)%
Indirect—vehicles**	1,223	1,441	2,247	(218)	(15.1)%	(1,024)	(45.6)%
Indirect—other consumer***	2,835	3,111	2,750	(276)	(8.9)%	85	3.1%
Consumer credit card	1,194	1,230	1,310	(36)	(2.9)%	(116)	(8.9)%
Other consumer	1,086	1,137	1,239	(51)	(4.5)%	(153)	(12.3)%
Consumer Lending	29,851	29,845	30,527	6	—%	(676)	(2.2)%
Total Loans	$89,370	$91,964	$82,986	$(2,594)	(2.8)%	$6,384	7.7%

Adjusted Business Lending (non-GAAP)(1)	$54,961	$58,906	$52,459	(3,945)	(6.7)%	$2,502	4.8%
Adjusted Consumer Lending (non-GAAP)(1)	27,310	26,911	26,374	399	1.5%	936	3.5%
Adjusted Total Loans (non-GAAP)(1)	$82,271	$85,817	$78,833	$(3,546)	(4.1)%	$3,438	4.4%

NM - Not meaningful.
* Includes ~$4.5B of average PPP loans that are excluded from adjusted loans.
** Indirect vehicles is an exit portfolio.
*** A portion of indirect other consumer is an exit portfolio due to the company's decision not to renew a 3rd party relationship in the fourth quarter of 2019.

Comparison of third quarter 2020 to second quarter 2020
Average loans and leases decreased approximately 3 percent compared to the prior quarter. Excluding the company's indirect auto and indirect-other consumer exit portfolios, as well as outstanding PPP loans, adjusted average loans and leases(1) decreased approximately 4 percent. Adjusted business lending(1) decreased 7 percent driven by clients building liquidity and reducing leverage by paying down lines of credit. Loans originated through the SBA's PPP added $1.3 billion to average loans during the quarter. Commercial loan utilization levels ended the quarter at approximately 41 percent, below pre-pandemic trends. Excluding exit portfolios, adjusted consumer lending(1) increased 1 percent as growth in residential first mortgage was partially offset by declines in other categories. Third quarter average mortgage loan growth was also benefited by the company's decision to repurchase approximately $340 million of delinquent residential mortgage loans from Ginnie Mae during the quarter.

Comparison of third quarter 2020 to third quarter 2019
Average loans and leases increased 8 percent compared to the third quarter of 2019. Adjusted average loans and leases(1) increased 4 percent. Average balances in the business lending portfolio increased 13 percent led by growth in commercial and industrial loans resulting primarily from the company's equipment finance acquisition and PPP loans. Owner-occupied commercial real estate loans declined 1 percent, while investor real estate loans increased 14 percent. Growth in investor real estate was a mix of construction and term lending primarily within the office, industrial and multi-family property types. Excluding exit portfolios, adjusted consumer lending(1) increased 4 percent as growth in residential first mortgage and indirect-other consumer was partially offset by declines in consumer credit card, home equity lending and other consumer loans.

Deposits

	Average Balances

($ amounts in millions)	3Q20	2Q20	3Q19	3Q20 vs. 2Q20		3Q20 vs. 3Q19
Customer low-cost deposits	$110,493	$104,159	$85,367	$6,334	6.1%	$25,126	29.4%
Customer time deposits	6,150	6,690	7,712	(540)	(8.1)%	(1,562)	(20.3)%
Corporate treasury time deposits	13	72	436	(59)	(81.9)%	(423)	(97.0)%
Corporate treasury other deposits	—	—	541	—	NM	(541)	(100.0)%
Total Deposits	$116,656	$110,921	$94,056	$5,735	5.2%	$22,600	24.0%

($ amounts in millions)	3Q20	2Q20	3Q19	3Q20 vs. 2Q20		3Q20 vs. 3Q19
Consumer Bank Segment	$68,842	$65,722	$59,217	$3,120	4.7%	$9,625	16.3%
Corporate Bank Segment	38,755	36,409	25,690	2,346	6.4%	13,065	50.9%
Wealth Management Segment	8,658	8,382	7,843	276	3.3%	815	10.4%
Other	401	408	1,306	(7)	(1.7)%	(905)	(69.3)%
Total Deposits	$116,656	$110,921	$94,056	$5,735	5.2%	$22,600	24.0%

Comparison of third quarter 2020 to second quarter 2020
Total average deposit balances increased 5 percent to $117 billion in the third quarter. Average Consumer segment deposit growth was driven by government stimulus payments as well as reduced spending related to the COVID-19 pandemic. Corporate segment deposit growth reflects clients bringing excess deposits back to Regions. In addition, many corporate clients are building liquidity by focusing on supply chain efficiencies and turnover of receivables. Similarly, Wealth segment deposit growth was driven primarily by clients' desire to hold additional liquidity during the pandemic.

Comparison of third quarter 2020 to third quarter 2019
Total average deposit balances increased 24 percent compared to the third quarter of 2019 as growth in low-cost deposits was partially offset by a decrease in average time deposits. Growth in average Consumer, Wealth and Corporate segment deposits was partially offset by declines in average Other segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2020	6/30/2020	9/30/2019
ACL/Loans, net	2.74%	2.68%	1.11%
ALL/Loans, net	2.58%	2.51%	1.05%
Allowance for credit losses to non-performing loans, excluding loans held for sale	316%	395%	198%
Allowance for loan losses to non-performing loans, excluding loans held for sale	297%	370%	188%
Provision for credit losses*	$113	$882	$108
Net loans charged-off	$113	$182	$92
Net loan charge-offs as a % of average loans, annualized	0.50%	0.80%	0.44%
Non-accrual loans, excluding loans held for sale/Loans, net	0.87%	0.68%	0.56%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.90%	0.74%	0.65%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale**	1.08%	0.91%	0.82%
Total TDRs, excluding loans held for sale	$645	$626	$657
Total Criticized Loans—Business Services***	$3,734	$4,225	$2,319
* CECL was adopted January 1, 2020. Periods prior to January 1, 2020 reflect results under the incurred loss model. Upon adoption of CECL, the provision for credit losses is the sum of the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption of CECL, the provision for unfunded commitments was included in other non-interest expense.
** Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
*** Business services represents the combined total of commercial and investor real estate loans.

Comparison of third quarter 2020 to second quarter 2020
The credit loss provision for the third quarter totaled $113 million representing a significant decrease from the second quarter. The provision reflects continued economic risk in certain portfolios as well as the impact of $113 million in net charge-offs and reductions in loan balances. The resulting allowance for credit losses is equal to 2.74 percent of total loans and 316 percent of total non-accrual loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses increased to 2.90 percent(1) of total loans. Annualized net charge-offs decreased from 80 basis points to 50 basis points of average loans. The decrease reflects lower losses within the energy and restaurant portfolios as well as lower overall consumer net charge-offs. Total non-accrual loans, excluding loans held for sale, increased 19 basis points to 0.87 percent of total loans. Total delinquencies decreased 11 percent while troubled debt restructured loans increased 3 percent. As the company has continued to work with customers through loan deferral or forbearance, existing credit policies remain in effect including risk-rating revisions as necessary. Business services criticized loans decreased 12 percent given ongoing review of customer performance resulting in certain upgrades in specific industries that have adapted to the pandemic and are performing well.

Comparison of third quarter 2020 to third quarter 2019
Annualized net charge-offs increased 6 basis points compared with the third quarter of 2019, and the allowance for credit losses as a percent of total loans increased 163 basis points reflecting the adoption of CECL and deterioration in the loan portfolio due to the onset of COVID-19. In addition, the current year period includes net charge-offs associated with the company's recent equipment finance acquisition. As a percent of total non-accrual loans, excluding loans held for sale, the allowance for credit losses increased 118 percentage points. Total business services criticized loans increased 61 percent driven primarily by an increase in the energy, restaurant, hotel and retail portfolios. Total delinquencies and total troubled debt restructured loans decreased 12 percent and 2 percent, respectively.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2020	6/30/2020	9/30/2019
Basel III Common Equity Tier 1 ratio(2)	9.3%	8.9%	9.6%
Tier 1 capital ratio(2)	10.8%	10.4%	10.8%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.88%	7.72%	8.44%
Tangible common book value per share (non-GAAP)(1)*	$11.49	$11.16	$10.79
Loans, net of unearned income, to total deposits	74.6%	77.5%	87.8%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.

Regions maintains a strong capital position. Estimated capital ratios remain well above current regulatory requirements under the Basel III capital rules. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.8 percent and 9.3 percent, respectively, at quarter-end.

The company declared $149 million in dividends to common shareholders during the third quarter. Consistent with its previous announcement to temporarily suspend share repurchases through year-end 2020, the company did not repurchase shares in the quarter.

During the third quarter, the Federal Reserve Bank (FRB) finalized Regions' Stress Capital Buffer (SCB) requirement for the fourth quarter of 2020 through the third quarter of 2021 at 3.0 percent.

(1)	Non-GAAP; refer to pages 7, 11, 12, 13, 15, 20, 21, and 24 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Tuesday, October 20, 2020, at 2 p.m. ET through Friday, November 20, 2020. To listen by telephone, please dial 855-859-2056, and use access code 8758319. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $145 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses and financial results and conditions. The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital.

•
Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•
Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

•
Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements under law or imposed by our regulators, which may impact our ability to return capital to shareholders.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to achieve our expense management initiatives.

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Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.

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Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as filed with the SEC.

Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.
Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, are excluded from total loans which is the denominator used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance